UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2026

FATHOM HOLDINGS INC.
(Exact name of registrant as specified in its charter)

North Carolina
(State or other jurisdiction of incorporation)

001-39412		82-1518164
(Commission File Number)		(IRS Employer Identification No.)
2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code 888-455-6040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	FTHM	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Third Omnibus Amendment to Senior Secured Convertible Promissory Notes

As previously announced, on September 25, 2024, Fathom Holdings Inc. (the “Company”) issued Senior Secured Convertible Promissory Notes (as amended, the “Notes”) pursuant to a Securities Purchase Agreement, dated as of September 25, 2024, by and among the Company and two accredited investors (each a “Holder” and together, the “Holders”). The Notes were previously amended by the Limited Waiver and Omnibus Amendment, dated as of May 29, 2026, and the Second Omnibus Amendment to Senior Secured Convertible Promissory Notes, dated as of October 1, 2026 (the “Second Amendment”).

On November 2, 2026, the Company and the Holders entered into a Third Omnibus Amendment to Senior Secured Convertible Promissory Notes, dated as of November 2, 2026 (the “Third Amendment”). The Third Amendment provides for the following material terms:

●	Maturity Date. The Maturity Date of the Notes was extended from November 1, 2026 to November 30, 2026.
●
Deferral of Interest. All interest accrued and unpaid under the Notes as of the date of the Third Amendment (the “Existing Accrued Interest”), together with all interest accruing thereafter (including the Weekly Extension Fees described below), is deferred and will be due and payable in cash no later than the Maturity Date, or earlier upon any conversion, prepayment or acceleration of the Notes. From and after the date of the Third Amendment until paid in full, the Existing Accrued Interest will bear interest at the 18% per annum interest rate established by the Second Amendment, calculated on the basis of a 360-day year consisting of twelve 30-day periods, and such interest will also be deferred on the same terms. The Holders agreed that the Company’s failure to pay such deferred interest prior to the Maturity Date will not constitute an Event of Default (as defined in the Notes) and that no Late Fees (as defined in the Notes) will accrue on such deferred interest prior to the Maturity Date.

●
Weekly Extension Fee. On each of November 9, November 16, November 23 and November 30, 2026, if any principal amount of a Note remains outstanding, a fee equal to 0.5% of the then-outstanding principal amount of such Note will be earned by the Holder and added to the accrued and unpaid interest under such Note. If any principal remains outstanding at November 30, 2026, the fee for that date will be earned in full notwithstanding any payment or conversion on that day. The Weekly Extension Fees are payable in cash on the Maturity Date or, if earlier, upon prepayment in full, conversion in full or acceleration of the Notes. Other than the Weekly Extension Fees and the expense reimbursement described below, no extension fee or other consideration is payable in connection with the Third Amendment.

●
Prepayment. The Company may prepay all or any portion of the outstanding principal amount of the Notes at any time, without premium or penalty, together with all accrued and unpaid interest (including any earned and unpaid Weekly Extension Fees) on the principal so prepaid. Any partial prepayment will be allocated among the Holders pro rata based on the outstanding principal amount of the Notes held by each Holder.

●
Continuation of Second Amendment Terms. The 18% per annum interest rate established by the Second Amendment continues to apply to the outstanding principal of each Note until all obligations under the Notes are paid in full, and the Asset Monetization Event and required payment provisions of the Second Amendment remain in full force and effect, with references to the Maturity Date deemed to refer to the Maturity Date as extended by the Third Amendment.

In addition, the Company made customary representations and warranties to the Holders in the Third Amendment. Among other things, the Company represented that, after giving effect to the Third Amendment (including the deferral of interest), no Event of Default has occurred and is continuing or will result from the Third Amendment. The Company also agreed to reimburse the Holders for all reasonable, documented out-of-pocket legal fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of the Third Amendment, not to exceed $5,000 in the aggregate.

Scott Flanders, the chairman of the Company’s Board of Directors, was a party to the Third Amendment as a Holder of one of the Notes. As required by the Company’s internal policies, this related-party transaction was approved by a majority of the independent, disinterested members of the Company’s Board of Directors.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03 of this Current Report to the extent required.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Form of Third Omnibus Amendment to Senior Secured Convertible Promissory Notes, dated as of November 2, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FATHOM HOLDINGS INC.

Date: November 3, 2026	/s/ Adam Rothstein
Adam Rothstein
Interim Chief Executive Officer